United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NAUTILUS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NAUTILUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Nautilus, Inc.:

The annual meeting of stockholders of Nautilus, Inc. (the “Company”) will be held on Tuesday, May 25, 2010, at the Company’s World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington 98683, beginning at 11:00 a.m. Pacific Daylight Time, for the following purposes:

1. To elect a Board of Directors, consisting of six (6) members, to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

3. To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

Only stockholders who held their shares at the close of business on April 9, 2010, the record date, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.

By Order of the Board of Directors

WAYNE M. BOLIO Senior Vice President Law, General Counsel and Secretary

Vancouver, Washington

April 12, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 25, 2010:

Pursuant to rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, and 2009 Annual Report to Stockholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement, and 2009 Annual Report to Stockholders are available at http://www.nautilus.com/proxy. In accordance with the SEC rules, the materials on the site are searchable, readable and printable, and the site does not have “cookies” or other tracking devices which identify visitors. Directions to the Company’s World Headquarters are available at http://www.nautilus.com.

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NAUTILUS, INC.

16400 SE Nautilus Drive

Vancouver, Washington 98683

PROXY STATEMENT

General Information

Our Board of Directors is furnishing this proxy statement and the accompanying Annual Report to Stockholders, notice of annual meeting and proxy card in connection with its solicitation of proxies for use at our 2010 annual meeting of stockholders or any adjournment thereof. The annual meeting will be held on Tuesday, May 25, 2010, beginning at 11:00 a.m., Pacific Daylight Time at the following location:

Nautilus World Headquarters

16400 SE Nautilus Drive

Vancouver, Washington 98683

Our Board of Directors has designated the two persons named on the enclosed proxy card, Edward J. Bramson and Wayne M. Bolio, to serve as proxies in connection with the annual meeting. These proxy materials and the accompanying Annual Report to Stockholders are being mailed on or about April 23, 2010 to our stockholders of record as of April 9, 2010.

Our principal executive offices are located at 16400 SE Nautilus Drive, Vancouver, Washington 98683. As used in this proxy statement, the terms “we,” “our,” “us,” “Nautilus,” and “Company” refer to Nautilus, Inc. and its subsidiaries.

Revocability of Proxies

You may revoke any proxy you execute at any time prior to its use at the annual meeting by:

•	delivering written notice of revocation to our Secretary;

•	delivering an executed proxy bearing a later date to our Secretary; or

•	attending the annual meeting and voting in person.

Record Date

Our Board of Directors has fixed the close of business on April 9, 2010 as the record date for determining which of our stockholders are entitled to notice of and to vote at the annual meeting. At the close of business on the record date, 30,744,336 shares of our common stock were outstanding.

Voting; Quorum

Each share of common stock outstanding on the record date is entitled to one vote per share at the annual meeting. Stockholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Votes Required to Approve each Proposal

If a quorum is present at the annual meeting:

(i) the six nominees who receive the greatest number of votes cast for the election of Directors by the shares present and voting in person or by proxy will be elected as Directors; and

(ii) the ratification of Deloitte & Touche LLP as our independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Effect of Abstentions

If you abstain from voting, your shares will be deemed present at the annual meeting for purposes of determining whether a quorum is present. Directors are elected by a plurality of the votes cast, and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting will not affect the outcome of the election of Directors. Abstentions will also not affect the outcome of the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm.

Effect of Broker Non-Votes

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposals to be voted upon at the annual meeting of stockholders. Thus, if you do not give your broker or nominee specific voting instructions, your shares will not be voted on these matters. Such “broker non-votes” will be counted for determining whether there is a quorum, but will not be counted as votes “for” or “against.” Thus broker non-votes will not have any effect on the proposal for election of directors or ratification of Deloitte & Touche LLP as our registered independent public accounting firm.

Proxy Procedure

When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the annual meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the Director nominees described below, and FOR the ratification of Deloitte & Touche LLP as our registered independent public accounting firm. If other matters come before the annual meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

Cost of Proxy Solicitation

The Company does not plan to hire a proxy solicitor in connection with the annual meeting, but to the extent the Company chooses to use proxy solicitor services, the Company will pay the related fees and expenses.

Procedures for Stockholder Proposals and Nominations

Under Nautilus’ Bylaws, nominations for Directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 1 of this proxy statement.

Where You Can Find More Information

We file our proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You can inspect and obtain a copy of our proxy statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.nautilus.com, our proxy statements filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

PROPOSAL 1:

ELECTION OF DIRECTORS

In accordance with our amended and restated bylaws, our Board of Directors shall be comprised of seven (7) Directors, provided, however that the number may be decreased by resolution of our Board of Directors. At the time of this proxy statement, the Board has six (6) Directors. The Board feels that six (6) directors currently is sufficient to govern the activities of the Company.

At the annual meeting, our stockholders will elect a Board of six (6) Directors to serve until the 2011 annual meeting or until their respective successors are elected and qualified. Our Board of Directors has nominated the individuals listed below to serve on our Board. All of the nominees currently are members of our Board of Directors. If any nominee is unable or unwilling to serve as a Director at the time of the annual meeting, our Board of Directors may provide for a lesser number of Directors or designate a substitute. If our Board of Directors designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than six nominees.

The Board unanimously recommends that you vote FOR each of the following nominees for election as Director:

Edward J. Bramson, 59, Chairman, was elected to our Board of Directors, in December 2007, and became our Chief Executive Officer (“CEO”) on March 26, 2008. In addition to his duties as our Chairman and CEO, Mr. Bramson serves as the managing member of Sherborne Investors GP, LLC (“Sherborne Investors GP”) and Sherborne Investors Management GP, LLC (“Sherborne Management GP”) and, as such, manages the investment activities of certain funds controlled by Sherborne Investors GP and Sherborne Management GP. Mr. Bramson has held these positions since May of 2006. From December 2006 to September 2008, Mr. Bramson served as Executive Chairman of Spirent Communications plc (“Spirent”), a global communications technology company listed on the London Stock Exchange (the “LSE”). From September 2008 until March 2010, he served as non-executive chairman of Spirent, and is currently a non-executive director of the company. Investment vehicles managed by affiliates of Mr. Bramson owned approximately 20% of the outstanding ordinary shares of Spirent until 2009. Previously, Mr. Bramson served as Chairman and a Director of (i) Ampex Corporation (“Ampex”), a manufacturer of specialized data recording devices and a licensor of proprietary digital video technologies listed on the NASDAQ Stock Market from 1992 until February 2007. Ampex Corporation filed for Chapter 11 bankruptcy protection in May 2008, from which it emerged in September 2008; (ii) Elementis plc, a global specialty chemicals company listed on the LSE, from June 2005 to September 2006 and (iii) 4imprint Group PLC, a U.K. promotional products company listed on the LSE, from October 2003 to July 2004. Investment vehicles managed by affiliates of Mr. Bramson effected operational turnarounds with respect to, and invested in, Elementis and 4imprint. The Board of Directors determined that Mr. Bramson has the requisite experience and expertise to be a director of Nautilus, Inc. He has extensive experience as an executive and thus provides valuable insight to the Board of Directors on the day-to-day operations of the company. As a representative of Sherborne Investors, our largest stockholder, Mr. Bramson is positioned to inform the Board on governance questions from a stockholder perspective.

Ronald P. Badie, 67, joined our Board of Directors in August 2005. Mr. Badie is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm’s investment banking subsidiary. Mr. Badie currently serves as a Director and audit committee member of Obagi Medical Products, Inc., Amphenol Corporation, and Merisel, Inc. In addition, Mr. Badie is the chairman of the compensation committee for Obagi Medical Products. Mr. Badie is a graduate of Bucknell University and received an MBA from New York University’s Stern School of Business. The Board of Directors determined that Mr. Badie has the requisite experience and expertise to be a director of Nautilus, Inc. Mr. Badie has had broad experience while serving as a director of several publicly-traded and privately-held companies. In addition, Mr. Badie spent many years as an investment banker and has extensive experience in structured finance and capital markets transactions.

Richard A. Horn, 62, was elected to our Board of Directors in December 2007. Mr. Horn is Chairman of the Nominating and Governance Committee and is also a member of the Audit Committee and the Compensation Committee. Mr. Horn has been a private investor since February 2002. Mr. Horn was General Manager of the PetsHotel Division of PETsMART, Inc., a publicly-traded company, from April 2001 through February 2002. From January 1999 through March 2001, he was Senior Vice-President and General Merchandise Manager of PETsMART.com, Inc. and from July 1994 until December 1998, he was Vice-President and General Merchandise Manager of PETsMART, Inc. From 1992 to 1994, Mr. Horn was Chief Financial Officer of Weisheimer Companies, Inc. Mr. Horn currently serves on the Board of Directors of Lucky Litter L.L.C., a privately-financed manufacturer and marketer of pet products, and as the Chairman of the Board of Trustees of The Saint Joseph’s Hospital Foundation, and as a Trustee and Treasurer of Scottsdale Artists’ School. The Board of Directors determined that Mr. Horn has the requisite experience and expertise to be a director of Nautilus, Inc. As a former retail merchandising and direct-marketing manager, former chief financial officer and a former partner at Coopers &Lybrand, Mr. Horn brings particular expertise to the Board of Directors in the areas of sales, merchandising, consumer products and service industries, investor relations, financial reporting, accounting and auditing for complex multinational operations.

Craig L. McKibben, 60, was appointed to our Board of Directors on December 18, 2009, effective December 31, 2009. Mr. McKibben has, since 2002, been a Managing Director, Partner and the Chief Financial Officer of Sherborne Investors LP, Sherborne Investors Management LP and certain of their affiliates (“Sherborne”). Mr. McKibben served as Chief Financial Officer of Ampex Corporation from 1992 until September 2008. Mr. McKibben also served on the Board of Directors of Ampex from 1992 until September 2008. Ampex formerly was a publicly-traded company. Ampex filed for Chapter 11 bankruptcy protection in May 2008, from which it emerged in September 2008, at which time Mr. McKibben resigned from his positions with the company. The Board of Directors determined that Mr. McKibben has the requisite experience and expertise to be a director of Nautilus, Inc. As acting managing director, partner and chief financial officer of Sherborne and a former chief financial officer of a publicly-traded company, Mr. McKibben brings particular expertise to the Board of Directors in the areas of corporate finance and investor relations and is able to provide a stockholder perspective as a representative of Sherborne.

Marvin G. Siegert, 61, joined our Board of Directors in August 2005. Mr. Siegert is Chairman of the Audit Committee. Currently a private investor, Mr. Siegert was President and Chief Operating Officer of The Pyle Group LLC, a private equity investment group, from 1996 until July 2007. Prior to The Pyle Group, Mr. Siegert spent 26 years with Rayovac Corporation, a manufacturer of batteries and lighting products, where he held various positions, with his most recent position as Senior Vice President and Chief Financial Officer. Currently, Mr. Siegert serves as Audit Committee Chairman on the Board of Directors of Great Lakes Educational Loan Services, Inc., a privately-held student loan servicing company, and is a member of the Board of Directors of Hy Cite Corporation, a privately-held direct sales marketing company. Mr. Siegert graduated from the University of Wisconsin, Whitewater with a degree in Accounting and holds a master’s degree in Management from the University of Wisconsin, Madison. The Board of Directors determined that Mr. Siegert has the requisite experience and expertise to be a director of Nautilus, Inc. As a former president and chief operating officer of a private equity investment group and former chief financial officer of a publicly-traded global consumer products company, Mr. Siegert brings a particular expertise to the Board of Directors in the areas of consumer products, investor relations and financial strategies.

Michael A. Stein, 60, was elected to our Board in December 2007. Mr. Stein is Chairman of the Compensation Committee and is also a member of the Audit Committee and the Nominating and Governance Committee. From 2001 until its acquisition by Eli Lilly in 2007, Mr. Stein served as Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From 1998 to 2000, Mr. Stein was Chief Financial Officer of Nordstrom, Inc. From 1989 to 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Chief Financial Officer from 1993 to 1998. Mr. Stein serves on the Board of Directors of Apartment Investment and Management Company, a publicly-held company, and the Board of Directors of Providence Health & Services, a not-for-profit health system operating hospitals and other health care facilities across Alaska, Washington, Montana, Oregon and California. He is a Certified Public Accountant (inactive) and received his B.S. in business administration from the University of Maryland at College Park. The Board of Directors determined that Mr. Stein has the requisite experience and expertise to be a director of Nautilus, Inc. As the former chief financial officer of three companies, including two NYSE-listed companies, and a former partner at Arthur Andersen, Mr. Stein brings particular expertise to the Board of Directors in the areas of corporate finance, the consumer products and services industries, and investor relations, reporting, accounting and auditing for complex, multinational operations.

No family relationship exists among any of the Directors or executive officers. No arrangement or understanding exists between any Director or executive officer and any other person pursuant to which any Director was selected as a Director or executive officer of the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business through discussions with the Chief Executive Officer and other members of the executive team of the Company, by reviewing materials provided them, and by participating in regularly scheduled Board and committee meetings.

Corporate Governance

The Nautilus Board of Directors is elected by the stockholders to govern the business and affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors their performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

The Board of Directors has determined that each of Ronald P. Badie, Richard A. Horn, Marvin G. Siegert, and Michael A. Stein qualify as an “independent director” for purposes of the Company’s Corporate Governance Guidelines (available on the Company’s website at www.nautilusinc.com), Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, and applicable rules of the SEC, and that each such person is free of any relationship that would interfere with the individual exercise of independent judgment. The Board of Directors has further determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by the Listed Company Manual and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act related to audit committee member independence.

The Board of Directors met nine times in 2009, and all of the directors attended at least 75% of the meetings of the Board and of the meetings held by the committee(s) on which they served.

Transactions with Related Persons

The Company’s Board of Directors recognizes that related person transactions present a heightened risk of conflict of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a policy which shall be followed in connection with all related person transactions. Specifically, this policy addresses our procedures for the review, approval and ratification of all related person transactions.

The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve related person transactions. Accordingly, any related person transactions recommended by management shall be presented to the Audit Committee for approval at a regularly scheduled meeting of the Audit Committee. Any “transaction” with a “related person” (as such terms are defined in Item 404 of Regulation S-K) shall be consummated or shall continue only if the Audit Committee approves the transaction, the disinterested members of the Board of Directors approve the transaction, or the transaction involves compensation approved by the Company’s Compensation Committee.

The Company’s largest stockholder, Sherborne Investors LP (“Sherborne”) undertook a successful action to replace four of the Company’s Directors with Sherborne nominees in a December 2007 special meeting of stockholders. In May 2008, stockholders approved the reimbursement of up to $0.6 million of expenses incurred by Sherborne in connection with the stockholder action. Payment requires the approval of the disinterested members of the Company’s Board and is not anticipated until some time after the Company returns to profitability.

In February 2009, the disinterested members of the Company’s Board of Directors approved a separate agreement with Sherborne Investors Management (“Sherborne Investors”) under which the Company is obligated to reimburse Sherborne Investors, $20,000 per month, for the use of Sherborne’s New York office space and administrative, information technology and communications services to support the Company’s Chief Executive Officer.

Committees of the Board

The Nautilus Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee is governed by a written charter that may be amended by the Board at any time. The full text of each committee charter and our Corporate Governance Guidelines are available on the Company’s website located at www.nautilusinc.com or in print to all interested parties who request it. Requests should be sent to the Corporate Secretary at the address provided on page 1 of this Proxy Statement.

The Audit Committee

The Audit Committee is established in accordance with section 3(a)(58)(A) of the Exchange Act and represents and assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and other financial information furnished by the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s systems of internal accounting and financial controls, (iv) the registered independent public accounting firm’s qualifications, performance, compensation and independence, (v) the performance of the Company’s internal audit function, and (vi) compliance with the Company’s code of business conduct and ethics.

In fulfilling the duties outlined in its charter, the Audit Committee, among other things, shall:

•	have the sole authority and responsibility to select, evaluate and, where appropriate, replace the registered independent public accounting firm;

•

review and discuss with management and the registered independent public accounting firm, prior to release to the general public and legal and regulatory agencies, the annual audited financial statements and quarterly financial statements, including disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements;

•

discuss polices developed by Company management and the Board with respect to risk assessment and risk management and steps Company management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls;

•	review the responsibilities, functions and performance of the Company’s internal audit function, including internal audit’s charters, plans, budget, and the scope and results of internal audits;

•

review management’s report on internal control over financial reporting and discuss with management and the registered independent public accounting firm any significant deficiencies or material weaknesses in the design or operation of internal controls; and

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing matters or violations of the Company’s code of conduct.

The Audit Committee consists of three independent Directors, Marvin G. Siegert (Chairman), Richard A. Horn and Michael A. Stein. Mr. Siegert has served as Chairman of the committee since May 2007. Mr. Horn and Mr. Stein were appointed to the Committee in December 2007. Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the New York Stock Exchange (NYSE) relating to audit committees. The Board of Directors has determined that all Audit Committee members qualify as “audit committee financial experts” under the regulations of the SEC. Although all members of our Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and the Board of Directors has determined that each of them qualifies as an “audit committee financial expert,” members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting. The Audit Committee met eleven times during 2009.

A copy of the full text of the Company’s Audit Committee Charter can be found on our website at www.nautilusinc.com.

The Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s compensation, including equity-based plans, and employee benefit plans and practices, including the compensation and benefits of the Company’s executive officers. The Compensation Committee also administers the Company’s 2005 Long Term Incentive Plan.

In fulfilling the duties outlined in its charter, the Compensation Committee, among other things, shall:

•

review periodically the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and, if the Committee deems appropriate, adopt, or recommend to the Board the adoption of, new, or the amendment of existing, executive compensation plans;

•

evaluate annually the performance of the CEO and, with the CEO’s participation and input, the executive officers in light of the goals and objectives of the Company’s executive compensation plans. Determine and approve the CEO’s and, with the CEO’s participation and input, other executive officer’s compensation levels based on this evaluation;

•	approve any equity compensation awarded to any officer of the Company, subject to the requirements of the applicable compensation plans;

•

with respect to SEC reporting requirements, review and discuss with management the Company’s compensation discussion and analysis, and oversee the preparation of, and approve, the Committee report on executive compensation to be included in the Company’s Proxy Statement.

The Compensation Committee may not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee. In 2009, the Compensation Committee met nine times.

A copy of the full text of the Company’s Compensation Committee Charter can be found on our website at www.nautilusinc.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of three independent Directors, Michael A. Stein (Chairman), Ronald P. Badie and Richard A. Horn, each of whom served on the committee during 2009. Messrs. Stein, Horn and Badie were appointed to the committee on December 31, 2007 and Mr. Stein was named the committee’s Chairman on that date. None of the members of the committee have a relationship with Nautilus, Inc. other than as Directors and security holders. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. None of Nautilus’ executive officers served, during the year ended December 31, 2009, as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of the Compensation Committee or Board of Directors of Nautilus, Inc. The Compensation Committee met nine times during 2009.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the membership and function of the Board, and the development and review of corporate governance guidelines.

In fulfilling the duties outlined in its charter, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to become members of the Board and to select Director nominees to be presented for stockholder approval at the annual meeting;

•	review the Board’s committee structure and recommend to the Board for its approval Directors to serve as members of each committee;

•	develop and recommend to the Board for its approval a set of corporate governance guidelines;

•	develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its committees; and

•	review on an annual basis Director compensation and benefits.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by stockholders. Stockholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Nominating and Corporate Governance Committee, Attention: Chairman, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, WA 98683. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration given to nominations made by the Nominating and Corporate Governance Committee.

Nominees may be suggested by Directors, members of management, stockholders or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board of Directors, the Nominating and Corporate Governance Committee considers a candidate’s quality of experience, the needs of the

Company and the range of talent and experience represented on the Board. In evaluating particular candidates, the Committee will review the nominee’s personal and professional integrity, judgment, experience, and ability to serve the long-term interest of the stockholders. The Committee will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities. The Committee also considers matters of diversity, including gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Committee does not have a formal policy with respect to diversity, both the Board and the Committee believe that it is essential that Board members represent a diverse range of experience, expertise and viewpoints.

The Nominating and Corporate Governance Committee is comprised of three independent Directors, Richard A. Horn (Chairman), Ronald P. Badie and Michael A. Stein. Messrs. Horn and Stein were appointed to the committee and Mr. Horn was named the committee’s Chairman on December 31, 2007. In 2009, the Nominating and Corporate Governance Committee met three times.

A full copy of the Company’s Nominating and Corporate Governance Committee Charter can be found on our website at www.nautilusinc.com.

Communications with Directors

All interested parties may send correspondence to our Board of Directors or to any individual Director at the following address: Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Your communications should indicate that you are a stockholder of Nautilus. Depending on the subject matter, we will either forward the communication to the Director or Directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual Director.

Code of Business Conduct and Ethics

We have adopted the Nautilus, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all of our Directors, officers and employees. You can view the Code of Ethics on our website at www.nautilusinc.com. A copy of the Code of Ethics will be provided in print without charge to all interested parties who submit a request in writing to Corporate Communications, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Board Leadership Structure

At this time, the Board believes that combining the Chairman and CEO role is most effective for the Company’s leadership and governance. Having one person as Chairman and CEO provides unified leadership and direction to the Company and strengthens the ability of the CEO to develop and implement strategic initiatives and respond efficiently in various situations. The Board also believes the combination of Chairman and CEO position is appropriate in light of the independent oversight provided by the Board. Nautilus has a Lead Independent Director, currently Mr. Badie, who: presides over executive sessions of independent directors; serves as a liaison between the chairman and independent directors; consults with the Chairman and CEO regarding information sent to directors; reviews meeting agendas and schedules; may call meetings of independent directors; and, if asked by major stockholders, would be available for direct communication if appropriate. In addition to the Lead Independent Director, the Board has a majority of independent directors. Four out of the six director nominees are independent. The Audit, Compensation, and Nominating and Corporate Governance Committees are each composed solely of independent directors.

Board Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management team, the Board of Directors is responsible for overall supervision of the company’s risk management efforts as they relate to the key business risks facing the organization. Management identifies, assesses, and manages the risks most critical to the Company’s operations and routinely advises the Board on those matters. Those areas of material risk can include operational, financial, legal and regulatory, human capital, informational technology and security, and strategic and reputational risks. The Board role in risk oversight of the Company is consistent with the Company’s leadership structure, with senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its Committees providing oversight as necessary in connection with those efforts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our Directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from executive officers, Directors and 10% stockholders, we believe that all Section 16(a) filing requirements applicable to Nautilus, Inc. were timely made with respect to the year ended December 31, 2009, with the exception of one late filing by Vice President, Marketing Caroline J. Howe, one late filing by Senior Vice President, Consumer Business William B. McMahon, one late filing by Vice President, General Manager Ryan A. Neal, and one late filing by former Vice President, Finance Corporate Controller William R. Peacock, each with respect to one transaction.

STOCK OWNERSHIP

BENEFICIAL OWNERS OF NAUTILUS STOCK

The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock, as of March 31, 2010, by: 1) each director and director nominee; 2) each of the named executive officers included in the Summary Compensation Table; 3) all persons that we know are beneficial owners of more than 5% of our common stock; and 4) all Directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to all shares beneficially owned.

	Total Shares Beneficially Owned		Shares Covered by Options(2)	Percentage Beneficially Owned(1)
Name and Address of Beneficial Owners
Sherborne Investors GP, LLC 135 East 57th Street New York, NY 10022	9,981,449	(3)		32.43%
Dimensional Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,652,004	(4)		5.37%

Current Non-Employee Directors
Ronald P. Badie, Director	27,500		20,000	*
Richard A. Horn, Director	7,500		7,500	*
Craig L. McKibben, Director	—		—	*
Marvin G. Siegert, Director	23,000	(5)	20,000	*
Michael A. Stein, Director	7,500		7,500	*

Current Employee Director
Edward J. Bramson, Chairman of the Board of Directors and Chief Executive Officer	9,981,449	(6)	—	32.43%

Current Named Executive Officers
Kenneth L. Fish, Chief Financial Officer	182,590		44,375	*
Wayne M. Bolio, Senior Vice President, Law and General Counsel	116,800		101,000	*
Deborah H. Marsh, Senior Vice President, Human Resources	44,000		36,000	*
Ryan A. Neal, Vice President, General Manager Retail	2,500		2,500	*

Former Named Executive Officers
Sebastien Goulet, Former Senior Vice President, Operations	50,000	(7)	50,000	*
Timothy J. Joyce, Former Senior Vice President, General Manager Nautilus	48,000	(7)	43,000	*

Current Directors and Executive Officers as a Group (12 persons)	10,404,787		246,563	33.81%

*	Less than 1%.
(1)	Percentages have been calculated based on 30,774,336 shares of our common stock issued and outstanding at March 31, 2010. Shares which the person or group has the right to acquire within 60 days after March 31, 2010, are deemed to be outstanding in calculating the percentage ownership of the person or group, but are not deemed to be outstanding as to any other person or group.
(2)	Includes currently exercisable options and options exercisable within 60 days after March 31, 2010.
(3)	Information based on Form 4 jointly filed on May 18, 2009 by Sherborne Investors LP; Sherborne Investors GP, LLC; Sherborne Investors Management LP, Sherborne Investors Management GP, LLC, Sherborne Strategic Fund A, LLC, Sherborne Strategic Fund B, LLC, Nottingham Investors LLC and Edward J. Bramson. All such entities disclosed shared voting power as to 9,981,449 shares and shared dispositive power as to 9,981,449 shares, other than Sherborne Strategic Fund A, LLC, which disclosed sole voting and dispositive power with respect to 853,192 shares and no shared voting or dispositive power over any shares, Sherborne Strategic Fund B, LLC, which disclosed sole voting and dispositive power with respect to 1,279,634 shares and no shared voting or dispositive power over any shares, and Nottingham Investors LLC, which disclosed sole voting and dispositive power with respect to 7,848,623 shares and no shared voting or dispositive power over any shares.
(4)	Information based on a Schedule 13G filed by Dimensional Fund Advisors, LP, on February 8, 2010, disclosing sole power to vote or to direct vote as to 1,609,880 shares and sole power to dispose or to direct the disposition as to 1,652,004 shares.
(5)	Includes 3,000 shares held by the Siegert Trust, of which Marvin G. Siegert is a trustee.
(6)	Mr. Bramson, as the managing member of each of Sherborne Investors GP and Sherborne Management GP, is the indirect beneficial owner of and has the sole indirect power to vote or dispose of 9,981,449 shares owned by Sherborne Investors LP; Sherborne Investors GP, LLC; Sherborne Investors Management LP; Sherborne Investors Management GP, LLC; Sherborne Strategic Fund A, LLC; Sherborne Strategic Fund B, LLC; and Nottingham Investors LLC. Mr. Bramson disclaims beneficial ownership of such shares.
(7)	Information based on a Definitive Proxy Statement filed on April 30, 2009. No additional Form 4’s have been filed since that date for this individual.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold and the year in which they began serving as officers of the Company. The Board of Directors elects all officers, who hold office until their respective successors are elected and qualified.

Name	Age	Current Position(s) with Nautilus	Officer Since
Edward J. Bramson	59	Chairman and Chief Executive Officer	2007
Kenneth L. Fish	55	Chief Financial Officer	2007
Wayne M. Bolio	53	Senior Vice President, Law and General Counsel	2003
Caroline J. Howe	47	Vice President, Marketing	2009
Deborah H. Marsh	51	Senior Vice President, Human Resources	2007
William B. McMahon	45	Senior Vice President, Consumer Business	2009
Ryan A. Neal	44	Vice President, General Manager Retail	2009

For information on Edward J. Bramson’s business background, see “Nominees” under “Election of Directors” above.

Kenneth L. Fish was appointed Chief Financial Officer in November 2008, having previously served as Chief Administrative Officer and Vice President/General Manager Commercial Business since April 2008. Mr. Fish joined Nautilus in 2005, initially serving as Vice President, Financial Analysis; then Vice President and Corporate Controller; Vice President, Global Finance; and, in December 2007, was promoted to the position of Senior Vice President/General Manager Strength Business. He brings more than 25 years of senior level finance and operations experience, including Vice President, Finance for Vestas Wind Systems from 2003 to 2005, a manufacturer of equipment for the production of wind generated electricity, and various financial positions including Asia-Pacific Finance Director for NACCO Materials Handling Group from 1977 to 2002. Mr. Fish has a business administration degree from Oregon State University, and was certified as a management accountant.

Wayne M. Bolio was promoted to Senior Vice President, Law in January of 2006 and was named General Counsel in April 2008. Mr. Bolio joined Nautilus in June 2003 as Vice President, Human Resources. He was appointed Senior Vice President, Human Resources in March 2004 and Senior Vice President, Law and General Counsel in May 2004. From 1997 to 2002 he served as the chief human resources officer for Consolidated Freightways, a major transportation company, and most recently held the position of Vice President of Human Resources and Assistant General Counsel. Prior to that, he was employed by Southern Pacific Transportation Company as Assistant General Counsel with responsibility for labor relations, human resources, and employment law matters. Mr. Bolio received a B.A. from the University of California at Berkeley and a J.D. from UCLA.

Caroline J. Howe was appointed as Vice President, Marketing in January 2009, where she is responsible for marketing activities for the consumer business including both direct and retail channels. Ms. Howe joined Nautilus in December 2007 as General Manager, Senior Vice President Cardio. Ms. Howe brings more than 20 years of brand and business management experience. From 2006 to 2007, Ms. Howe worked for American Sporting Goods Corporation where she led the reinvention of Ryka, a twenty year old women’s footwear and apparel brand. From 2004 to 2006, she was Global Brand Director of Sports Drinks for the Coca Cola Company. Prior to that, Ms. Howe served as General Manager of Memories for Hallmark Cards, Inc., and served over 10 years at Nike, Inc. including as Global Brand Director for Women’s Fitness. She has an economics degree from Pomona College in Claremont, California.

Deborah H. Marsh joined Nautilus in March 2007 as Senior Vice President, Human Resources, where she is responsible for personnel management, human resources systems, compensation and benefits. Ms. Marsh has 20 years of human resources experience from high tech, forest products, manufacturing and the public sector. Previously, she was the senior Human Resources Executive for TriQuint Semiconductor, from 2002 to 2007, and senior consultant for Arthur Andersen Human Capital Services and KPMG Compensation and Benefits practice from 1998 to 2002. She serves as faculty for WorldatWork. Ms. Marsh is a Certified Employee Benefits Specialist, Certified Compensation Professional and Certified Benefits Professional. She has a masters degree in Community/Clinical Psychology, from Pepperdine University, and a bachelor of arts degree from California State University Los Angeles.

William B. McMahon was appointed to Senior Vice President Consumer Business in November 2009. In this role he is responsible for leading the marketing, sales, and operations teams for the consumer business. He joined Nautilus in October 2005 and has held a number of leadership roles, most recently Vice President and General Manager for our Direct Business. Before joining Nautilus, Mr. McMahon held several executive positions with the Readers Digest Association from 1989 through 1995, including Chief Operating Officer of gifts.com, an e-commerce portal; Director of Information Technology; Vice President, Operations of Good Catalog, a luxury home products and electronics catalog; and Director of US Operations for QSP Inc., the largest school fundraising program in North America. He previously spent over a decade with the United States Navy nuclear submarine force, where he oversaw reactor plant operations. Mr. McMahon is a graduate of the US Naval Nuclear Engineering program.

Ryan A. Neal joined Nautilus in May 2009 as Vice President, General Manager Retail, where he is responsible for leading the retail sales team. Mr. Neal has over 20 years of leadership experience in the sporting goods/home leisure industries, most recently as the Senior Vice President, Sales for Aero Products International in Chicago, Illinois from 2007 to 2009. From 1993 to 2007, he held various executive and senior leadership positions with the W.C. Bradley Company; including serving as Vice President of Business Development for Zebco division, and Vice President, Business Unit Manager for the Char-Broil Parts and Accessories division. Mr. Neal has his undergraduate degree from Indiana University in Indianapolis, Indiana.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

April 8, 2010

The Compensation Committee of the Board of Directors (“Committee”) oversees the Company’s compensation programs on behalf of the Board of Directors.

The Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement, in connection with the Company’s 2010 Annual Meeting of Stockholders, which will be filed with the Securities and Exchange Commission.

Respectfully submitted,

Michael A. Stein, Chairman

Ronald P. Badie

Richard A. Horn

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION and ANALYSIS

In this section of the proxy statement we identify the material elements of our compensation programs for all of our executive officers, including an overview of our executive compensation philosophy and the processes and methodology we use in making executive pay decisions. We also provide detailed information regarding compensation paid to each Named Executive Officer (“NEO”). NEOs are the Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers of the Company, including salary, bonus, stock awards, option awards and all other compensation.

Name	Position
Edward J. Bramson(1)	Chief Executive Officer and Chairman of the Board
Kenneth L. Fish	Chief Financial Officer
Wayne M. Bolio	Senior Vice President, Law & General Counsel
Deborah H. Marsh	Senior Vice President, Human Resources
Ryan A. Neal(2)	Vice President, General Manager Retail
Sebastien R. Goulet	Former Senior Vice President, Operations (employment ceased on 12/7/2009)
Timothy J. Joyce	Former Senior Vice President, General Manager Nautilus (employment ceased on 5/15/2009)

(1)	Mr. Bramson has declined to receive compensation directly from the Company. See “Chief Executive Officer Compensation” herein.
(2)	Mr. Neal was hired on May 4, 2009, and his compensation was determined by the Chief Executive Officer. He became an executive officer on May 20, 2009.

Governance of the Company’s Executive Compensation Program

The Compensation Committee of the Board of Directors (“Committee”) has overall responsibility for the evaluation, approval and oversight of the Company’s compensation plans, policies and programs and the total direct compensation of the Company’s executive officers.

The Committee has sole responsibility for determining the Chief Executive Officer’s compensation and reviewing it with the Board of Directors. The Chief Executive Officer provides recommendations to the Committee on compensation matters for the other executive officers. The Committee seeks input from an independent consultant who advises the Committee regarding executive compensation matters.

The Committee has engaged Compensia to serve as its independent compensation consultant. Compensia assists the Committee in reviewing the Company’s compensation practices and provides advice to the Committee regarding compensation of the Company’s executive officers.

Compensia reports directly to the Committee and supports the Committee by:

•	Providing information on executive compensation best practices and current trends;

•	Reviewing compensation guiding principles and recommending assessment methodologies;

•	Conducting detailed executive compensation assessments and providing preliminary recommendations for executive compensation adjustments; and,

•	Providing conceptual guidance and design advice on short-term and long-term incentive programs.

Compensation Philosophy

The Company’s executive compensation program is designed with two primary objectives in mind:

•	Attracting, retaining and motivating key executives critical to the Company’s turnaround and future success; and,

•	Rewarding executives for meeting ambitious financial, operational and individual performance goals and taking effective actions which are expected to increase stockholder value over time.

Consistent with these objectives, the Company offers a mix of base salary, short-term incentive compensation, long-term equity based incentives, health and welfare benefits and employment contracts. While we do not target a specific percentage allocation for base salary, short-term incentive compensation or long-term incentives (as a percent of total direct compensation), we operate under the general philosophy of targeting a total direct compensation opportunity that is competitive within our market for executive talent. Relative to our peer group, we believe that we generally target a greater percentage of the executives’ total direct compensation opportunity as variable compensation. The elements of our compensation program are not structured to encourage excessive risk taking by any executive, but are part of an overall compensation and management philosophy designed to increase stockholder value over time.

Peer group data is used to compare the Company’s compensation program for top executives with that of executives in comparable roles at peer group companies. A consumer products industry peer group has been established, with the Company trending toward the middle of the range, based on total annual revenues. Secondarily, the Committee also considered equity market capitalization. In the Committee’s judgment total annual revenues and product/market similarity were deemed most important. Based upon the selection criteria, the following companies were chosen for the peer group:

Audiovox Corporation (VOXX)	Movado Group, Inc (MOV)
Flexsteel Industries, Inc. (FLXS)	National Presto Industries Inc. (NPK)
Golfsmith International Holdings, Inc. (GOLF)	Plantronics, Inc. (PLT)
Johnson Outdoors Inc. (JOUT)	Salton, Inc. (SFPI)
Leapfrog Enterprises, Inc. (LF)	Select Comfort Corp.(SCSS)
Libbey Inc. (LBY)	Steinway Musical Instruments, Inc. (LVB)
Lifetime Brands, Inc. (LCUT)

The compensation comparisons generally include base salaries, and short-term and long-term incentive targets. Peer group data is supplemented by data from published compensation surveys, providing additional market-based analytical data for corporate executive pay at companies similar in industry, annual revenues or other relevant metrics.

The Committee has established a desired competitive position for target total cash compensation levels in the 50th to 75th percentile range of the peer group. Individual levels within this range would also be affected by experience, performance and potential.

Chief Executive Officer Compensation

Mr. Bramson, Chief Executive Officer and Chairman of the Board, has elected not to take any salary, benefits or incentives from the Company. As a partner of Sherborne Investors Management LP, a significant stockholder of Nautilus, Inc., Mr. Bramson hopes to realize substantial economic benefit in the form of appreciation in the value of Nautilus, Inc. stock which is owned by Sherborne Investors.

The Company reimburses Sherborne Investors Management LP, $20,000 per month, for the use of New York office space and administrative, information technology and communications services to support Mr. Bramson in his role as the Company’s Chief Executive Officer. The Company also reimburses Mr. Bramson for customary travel and other business expenses incurred while conducting Company business.

Base Salaries of Executives Other Than the Chief Executive Officer

Base salaries for the executive officers other than Mr. Bramson are intended to attract and retain executives (as part of the total compensation package) by providing a competitive base level of compensation. Base salaries are typically considered by the Committee on an annual basis, as well as in connection with the hiring of a new executive from outside the company, a promotion or other changes in an incumbent executive’s job responsibilities. Base salaries for executives are determined by evaluating the responsibilities of the position, the experience and performance of the individual, and by reference to the competitive marketplace median for corporate executives in comparable positions (similarity in scope, duties and responsibilities).

In February 2009, Compensia presented an executive compensation analysis, summarizing the current position of executive officers, noting base salaries generally below the market 50th percentile and target total cash compensation averaging near the market 65th percentile. In view of business and market conditions at that time, the Committee decided not to make any changes to then current salaries and target total cash compensation levels.

Short-Term Incentive Program for Executives Other Than the Chief Executive Officer

The Company’s short-term incentive program for executives other than the Chief Executive Officer is designed to reward accomplishment of strategic, financial and individual goals. Achievement relative to measurable, pre-determined Company goals provides the basis of the program. Individual goals are also established, the achievement of which further impacts the amount of potential short-term incentive.

The program focuses on specific short-term objectives to improve the Company’s financial performance and accelerate needed turnaround efforts, with quarterly measurements and payments. Individual bonus targets reflect the Company’s emphasis on leveraging variable pay upon achievement of ambitious performance objectives.

The calculation for determining an individual’s quarterly incentive amount earned is a product of: 1) the individual’s quarterly eligible wages; 2) the individual’s target bonus percentage; 3) the weighting of each Company performance factor; and 4) the degree to which each Company performance factor is actually achieved. The calculation is performed for each Company performance factor. The Company performance amounts are then totaled and multiplied by the individual’s goal achievement percentage. The Company and individual performance objectives are tied directly to the quarterly business plan. While achievability was reasonably uncertain at the time the performance criteria were established, in all quarters the performance targets were set such that the business plan must be surpassed in order to achieve a payout at or above the target level.

Individual Bonus Targets for our NEOs ranged from 50% to 100% of quarterly eligible wages, as follows:

Individual Bonus Target (% of eligible wages)
Edward J. Bramson(1)	N/A
Kenneth L. Fish	100%
Wayne M. Bolio	50%
Deborah H. Marsh	50%
Ryan A. Neal	100%
Sebastien R. Goulet	100%
Timothy J. Joyce	100%

(1)	Mr. Bramson has elected not to take any compensation directly from the Company. See “Chief Executive Officer Compensation” herein.

Company Performance Criteria are determined on a calendar quarter basis. Each Company performance factor has an assigned weighting.

The 2009 quarterly performance criteria and specific weightings applicable to Messrs. Fish, Bolio and Joyce and Ms. Marsh’s bonuses were:

	Performance Criteria Weighting
	Consolidated Operating Income/(Loss)(1)	Consolidated Net Debt	Consolidated Inventory and Accounts Receivable(2)	Reduction in Corporate Expenses(3)
First Quarter	50%	50%	—	—
Second Quarter	50%	—	50%	—
Third Quarter	50%	—	20%	30%
Fourth Quarter	50%	—	20%	30%

(1)	The first and second quarter consolidated operating income (loss) targets pertained to the global operations including commercial and consumer business units; the third and fourth quarter consolidated operating income/(loss) targets were specific to the consumer business.
(2)	The second and third quarter consolidated inventory and accounts receivable targets pertained to the global operations including commercial and consumer business units; the fourth quarter consolidated inventory and accounts receivable target was specific to the consumer business.
(3)	Corporate expenses include general and administrative expenses, primarily finance, information technology, legal, human resources and other corporate support functions.

The 2009 quarterly performance criteria and specific weightings applicable to Mr. Goulet’s bonus were:

	Performance Criteria Weighting
	Consolidated Operating Income/(Loss)(1)	Consolidated Net Debt	Inventory and Accounts Receivable(2)	Reduction in Operations Expenses(3)
First Quarter	50%	50%	—	—
Second Quarter	50%	—	50%	—
Third Quarter	50%	—	50%	—
Fourth Quarter	50%	—	30%	20%

(1)	The first and second quarter consolidated operating income (loss) targets pertained to the global operations including commercial and consumer business units; the third and fourth quarter consolidated operating income (loss) targets were specific to the consumer business.
(2)	The second quarter inventory and accounts receivable target pertained to the global operations including commercial and consumer business units; the third quarter inventory and accounts receivable target was specific to the commercial business; and the fourth quarter inventory and accounts receivable target was specific to the consumer business.
(3)	Operations expenses include the manufacturing, distribution, sourcing, materials and engineering functions.

The 2009 quarterly performance criteria and specific weightings applicable to Mr. Neal’s bonus were:

	Performance Criteria Weighting
	Consolidated Operating Income/(Loss)(1)	Retail Business Unit Operating Income/(Loss)	Retail Business Unit Inventory and Accounts Receivable
Third Quarter	50%	35%	15%
Fourth Quarter	50%	35%	15%

(1)	The consolidated operating income (loss) targets were specific to the consumer business.

Thresholds, Targets and Maximums The payout under the plan could range from 0% to 150% of target based on achievement of the Company performance criteria, subject to a specified minimum performance threshold required to earn any incentive under the plan.

	Potential Achievement Ranges
First Quarter 2009	Consolidated Operating Income/(Loss)	Consolidated Net Debt
Threshold	20%	25%
Target	100%	100%
Maximum	100%	150%

	Potential Achievement Ranges
Second Quarter 2009	Consolidated Operating Income/(Loss)	Consolidated Inventory and Accounts Receivable
Threshold	10%	25%
Target	100%	100%
Maximum	100%	150%

	Potential Achievement Ranges
Third Quarter 2009	Consolidated Operating Income/(Loss)	Business Unit Operating Income/(Loss)	Reduction in Expenses	Inventory and Accounts Receivable
Threshold	20%	30%	10%	30%
Target	100%	100%	100%	100%
Maximum	150%	150%	150%	150%

	Potential Achievement Ranges
Fourth Quarter 2009	Consolidated Operating Income/(Loss)	Business Unit Operating Income/(Loss)	Reduction in Expenses	Inventory and Accounts Receivable
Threshold	10%	10%	10%	10%
Target	100%	100%	100%	100%
Maximum	150%	150%	150%	150%

Individual Performance Criteria In addition to Company performance criteria, individual performance objectives are established for each executive in the form of formal written goals. The specific, measurable actions, for example, included but were not limited to expense reduction targets, accounts receivable and inventory reductions, borrowing terms and arrangements, on-time product delivery, divestiture of the Commercial business, and specific product milestones.

Based on achievement relative to individual performance objectives, an individual performance multiplier would be applied to the result based on Company performance, as follows:

Individual Performance Multiplier
Kenneth L. Fish(1)	0% - 100%
Wayne M. Bolio	0% - 100%
Deborah H. Marsh	0% - 100%
Ryan A. Neal	0% - 100%
Sebastien R. Goulet	0% - 100%
Timothy J. Joyce	0% - 100%

(1)	Mr. Fish’s bonus opportunity for the 2009 first quarter was greater than 100% based on a 5% upside on one specific individual performance metric which was achieved.

Holdback Provision A “holdback” provision for executive officers requires 20% of each quarterly incentive earned be withheld, with payment to be made after year-end audited annual financial results are available.

2009 Short-Term Incentive Payments Our NEOs earned quarterly incentives based on achievement of Company and individual performance metrics as follows:

	Company Performance Goals Achievement
Company Performance Criteria	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Consolidated operating income (loss)	0%	0%	118%	126%
Consolidated net debt	150%	—	—	—
Consolidated inventory and accounts receivable	—	91%	128%	13%
Commercial inventory and accounts receivable	—	—	61%	—
Corporate expenses	—	—	137%	104%
Operations expenses	—	—	—	150%
Retail business unit operating income (loss)	—	—	71%	150%
Retail business unit inventory and accounts receivable	—	—	100%	63%

	Individual Performance Goals Achievement
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Kenneth L. Fish	105%	95%	85%	95%
Wayne M. Bolio	88%	25%	50%	90%
Deborah H. Marsh	75%	100%	80%	100%
Ryan A. Neal	—	—	85%	80%
Sebastien R. Goulet(1)	100%	100%	40%	N/A
Timothy J. Joyce(2)	100%	N/A	N/A	N/A

(1)	Mr. Goulet was paid at a 66.7% achievement level for the fourth quarter according to the terms of his separation agreement.
(2)	Mr. Joyce was paid at the 100% achievement level for the second, third and fourth quarters according to the terms of his separation agreement.

	Quarterly Incentive Amounts Earned				Total
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Kenneth L. Fish	$51,945	$24,439	$70,476	$60,658	$207,518
Wayne M. Bolio	20,644	3,067	19,771	27,406	70,888
Deborah H. Marsh	15,144	10,500	27,074	26,062	78,780
Ryan A. Neal(1)	—	—	76,347	60,553	136,900
Sebastien R. Goulet	66,635	34,650	31,807	45,916	179,008
Timothy J. Joyce	57,548	29,925	96,451	74,275	258,199

(1)	Mr. Neal was paid at 150% of the calculated third quarter bonus in recognition of the fact that he was hired mid-quarter and did not participate in the bonus plan for the second quarter of 2009.

Equity Compensation

Long-term incentives are intended to focus executive behavior on making decisions that meaningfully contribute to the long-term success of the Company, as reflected in the Company’s stock price. Under the 2005 Long-Term Incentive Plan (the Plan), the Committee may grant equity awards (stock options, stock appreciation rights, restricted stock, performance units or stock units) to executive officers and other employees. Stock options are priced at fair market value as defined by the Plan. In granting these awards, the Committee may establish conditions or restrictions it deems appropriate.

Executive officers generally are provided an equity grant upon commencement of employment with the Company. The Committee reviews the equity position of executive officers on a periodic basis. Additionally, an executive’s overall equity position is reviewed at the time of promotion and an additional grant may be considered.

A grant of options for 10,000 shares of Company common stock was provided to Mr. Neal upon commencement of his employment with the Company. The grant vests in four equal annual installments on the anniversary date of Mr. Neal’s employment.

There were no other equity grants to our NEOs in 2009.

Early 2010 Compensation Decisions

The Committee met in early 2010 to review and establish compensation levels for 2010 under the Company’s short-term incentive program. The Committee determined that base salary levels will remain the same, and approved short-term incentive plan performance criteria and potential achievement ranges for the first quarter of 2010, recommended by the Chief Executive Officer, as follows:

Company Performance Criteria(1):

	Consumer Consolidated Operating Income/(Loss)	Consumer Consolidated Inventory	Consumer Consolidated Accounts Receivable
First Quarter	80%	10%	10%

(1)	The criteria are applicable to all participants.

Achievement Ranges (Thresholds, Targets and Maximums):

	Consumer Consolidated Operating Income/(Loss)	Consumer Consolidated Inventory	Consumer Consolidated Accounts Receivable
Threshold	10%	10%	10%
Target	100%	100%	100%
Maximum	150%	150%	150%

The Committee also approved equity grants for our NEOs, as follows:

	Options(1)	Performance Share Units(2)
Kenneth L. Fish	21,000	40,000
Wayne M. Bolio	9,250	16,500
Deborah H. Marsh	9,250	16,500
Ryan A. Neal	9,250	16,500

(1)	“At the money” stock options vest one-third annually over three years.
(2)	Performance share units are subject to both time-based vesting (one-third annually over three years) and achievement of a stock price target of two times the grant date price. If, over the three-year period, the stock price does not close at or above two times the grant date price over any 20 of 30 consecutive days, the entire award is forfeited.

Perquisites and Other Benefits

Executive officers are eligible to participate in the Company’s medical, dental, vision, flexible spending, life, disability, and 401(k) programs on substantially the same terms as eligible non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. We suspended company matching contributions under our 401(k) program in mid-2009.

Post-Employment Obligations

The Company believes that modest post-employment benefits are an important factor in maintaining stability of the executive management team, especially at a time when there is significant uncertainty about market conditions for the Company’s products and the economy in general.

The Company has a separate severance arrangement with each NEO under his or her respective employment agreement or employment offer. These documents outline the terms and conditions of the post employment benefits. The agreements generally provide that the Company will pay severance, ranging from six months to twelve months of the employee’s base salary, in the event of an involuntary termination of employment for reasons other than cause. In general, the definition of “cause” includes: indictment or conviction of the employee for a crime that, in the Company’s judgment, makes the employee unfit or unable to perform his or her duties, or adversely affects the Company’s reputation; employee dishonesty related to his or her employment; violation of key Company policies; insubordination; serious conflicts of interest or self-dealing; intentional or grossly negligent conduct by the employee that is significantly injurious to the Company; certain serious performance failures by the employee; and, death or disability of the employee.

Severance payments are made in accordance with the Company’s normal payroll cycle over the severance period. The agreements also generally provide for continuation, during the severance period, of health benefits under COBRA for the employee and covered dependents, at active employee premium rates. Refer to the table entitled Other Potential Post-Employment Payments and related notes, elsewhere herein, for information regarding severance and post-employment benefits that may be payable to our NEOs upon their termination.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the amount the Company can deduct for compensation paid to its Chief Executive Officer and three other most highly-compensated executive officers (excluding the Chief Financial Officer) in any year. The limit on deductibility does not apply to performance-based compensation meeting certain requirements.

Our general philosophy is to structure executive compensation to maximize deductibility under Section 162(m). In 2009, 100% of our executive compensation was deductible by the Company. Base salary is not performance-based under Section 162(m), and our short-term incentive awards do not meet the performance-based compensation requirements of Section 162(m) because these awards are not granted under a stockholder-approved plan. However, we were able to deduct all of this compensation because no executive officer exceeded the $1 million limit. Should executive officer compensation approach $1 million in the future, our Compensation Committee will consider deductibility of compensation under Section 162(m) as one (but not the sole) factor in setting executive compensation.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to or earned by each of our NEOs for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Bonus(5)	Stock Awards(6)	Option Awards(6)	All Other Compensation(7)	Total
Edward J. Bramson(1)	2009	$—	$—	$—	$—	$—	$—
Chairman and Chief Executive Officer	2008	—	—	—	—	—	—

Kenneth L. Fish	2009	254,423	207,518	—	—	3,282	465,223
Chief Financial Officer	2008	221,769	8,966	—	132,482	8,362	371,579
	2007	194,923	—	73,777	63,372	6,659	338,731

Wayne M. Bolio	2009	242,676	70,888	—	—	2,994	316,558
Senior Vice President Law and General Counsel	2008	233,688	29,651	—	67,010	8,050	338,399
	2007	232,997	—	119,649	67,367	6,750	426,763

Deborah H. Marsh	2009	207,692	78,780	—	—	2,609	289,081
Senior Vice President, Human Resources	2008	200,000	5,308	—	67,010	8,186	280,504
	2007	153,846	25,000	94,000	68,664	—	341,510

Ryan A. Neal(2)	2009	147,115	192,900	—	5,929	—	345,944
Vice President, General Manager Retail

Sebastien R. Goulet(3)	2009	324,923	179,008	—	—	282,131	786,062
Former Senior Vice President, Operations	2008	201,808	41,182	—	412,660	26,966	682,616

Timothy J. Joyce(4)	2009	120,577	258,199	—	—	296,665	675,441
Former Senior Vice President, General Manager Nautilus	2008	285,000	12,858	—	32,087	8,875	338,820
	2007	71,250	100,000	—	126,605	—	297,855

(1)	Mr. Bramson became the Company’s Chief Executive Officer on March 26, 2008 and has elected not to take any compensation directly from the Company.
(2)	Mr. Neal became the Company’s Vice President General, Manager Retail on May 4, 2009. Pursuant to his employment contract, Mr. Neal’s annual salary is $225,000. Upon commencement of his employment, Mr. Neal received a cash bonus in the amount of $56,000.
(3)	Mr. Goulet’s employment, as Senior Vice President, Operations ceased on December 7, 2009.
(4)	Mr. Joyce’s employment as Senior Vice President, General Manager Nautilus ceased on May 15, 2009.
(5)	For Messrs. Fish, Bolio, Neal, Goulet, Joyce and Ms. Marsh, bonuses for 2009 include amounts earned under the Company’s Short-Term Incentive Program of $207,518, $70,888, $136,900, $179,008, $258,199 and $78,780, respectively. Mr. Goulet and Mr. Joyce continued to participate in the 2009 Short-Term Incentive Program subsequent to their termination and received bonus payouts based on Company performance against established objectives. For 2007, Mr. Joyce and Ms. Marsh received a cash bonus in the amount of $100,000 and $25,000, respectively, pursuant to the terms of their employment agreements.
(6)	The amounts reported in these columns reflect the aggregate grant date fair value of the stock option, restricted stock and performance unit awards granted under the Company’s 2005 Long-Term Incentive Plan or preceding plans. The amount is determined in accordance with Accounting Standards Codification (“ASC”) Topic 718. The actual amount of compensation realized, if any, by our NEOs may differ from the amounts presented in the table. See Notes 1 and 12 to the Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for further information regarding the Company’s stock-based awards.

(7)	The table below sets forth the components of All Other Compensation for 2009.

Name	Severance		Severance Benefits(a)	401(k) Company Match	Other		Total
Edward J. Bramson	$—		$—	$—	$—		$—
Kenneth L. Fish	—		—	3,282	—		3,282
Wayne M. Bolio	—		—	2,994	—		2,994
Deborah H. Marsh	—		—	2,609	—		2,609
Ryan A. Neal	—		—	—	—		—
Sebastien R. Goulet	247,500	(c)	8,659	4,862	21,110	(b)	282,131
Timothy J. Joyce	285,000	(c)	9,780	1,885	—		296,665

(a)	Reflects continued health benefits for the former employee and his covered dependents in accordance with terms of the individual’s employment agreement.
(b)	Reflects travel expenses paid by the Company in accordance with the terms of Mr. Goulet’s employment agreement.
(c)	Continued salary obligations payable (accrued) as a result of the employee’s termination of employment in 2009. During 2009, the Company made payments pursuant to these obligations of $17,769 to Mr. Goulet and $175,385 to Mr. Joyce.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding non-equity incentive plan awards and stock options grants awarded to our NEOs during 2009. No restricted stock or performance unit awards were granted to executive officers during 2009.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Option Awards
	Threshold(2)	Target(3)	Maximum(4)	Grant Date(5)		Number of Shares(6)	Exercise Price Per Share(7)	Grant Date Fair Value(8)
Edward J. Bramson	$—	$—	$—	—		—	—	—
Kenneth L. Fish	2,193	254,423	355,132	—		—	—	—
Wayne M. Bolio	1,046	121,338	167,402	—		—	—	—
Deborah H. Marsh	895	103,846	143,269	—		—	—	—
Ryan A. Neal(9)	1,439	151,442	227,164	05/04/09	(10)	10,000	$0.95	$5,929
Sebastien R. Goulet	3,132	324,923	446,134	—		—	—	—
Timothy J. Joyce	2,551	295,962	408,318	—		—	—	—

(1)	Amounts reflect potential payments to the NEOs under the Company’s short-term incentive program. With the exception of Mr. Joyce and Mr. Goulet, participation in the program is limited to those executives who are employed by the Company at the time the incentive payments are made. Based on the terms of their severance agreements, Mr. Joyce and Mr. Goulet were eligible for a pro-rata bonus payment after their employment terminated. Refer to our Compensation Discussion and Analysis for further information regarding our short-term incentive program.
(2)	The amounts in this column represent the potential award for each NEO under the Company’s short-term incentive program at the threshold level. The threshold payout is calculated assuming Company performance at the minimum target level and the employee achieving one objective with a minimum 5% weight of target level payout. The actual minimum percentage weighting can change by quarter for each employee and generally ranges from a low of 5% to a high of 50% for any individual objective.
(3)	The amounts in this column represent the potential award for each NEO under the Company’s short-term incentive program at the target level. The target payout is calculated assuming Company performance at the 100% level and the employee obtaining 100% payout for individual contribution.
(4)	The amounts in this column represent the potential award for each NEO under the Company’s short-term incentive program at the maximum level. The maximum payout is calculated assuming Company performance at the 150% level and the employee obtaining 100% payout for individual contribution.
(5)	Stock option awards generally are effective on the date of approval. Refer to our Compensation Discussion and Analysis, located elsewhere herein, for further information regarding equity compensation granted to executive officers.
(6)	The amounts reported in this column reflect the number of options to purchase shares that were awarded to the NEOs in 2009 pursuant to the 2005 Long-Term Incentive Plan. This award is subject to a four year vesting schedule, during which 25% of the award vests on each anniversary of the grant date.
(7)	The exercise price was determined based on the NYSE closing price of Nautilus, Inc. common stock on the last business day preceding the date of grant.
(8)	Reflects the aggregate grant date fair value of the applicable stock option grant, calculated in accordance with ASC Topic 718.
(9)	Mr. Neal’s short-term incentive calculation was revised during the third quarter of 2009 to compensate for not participating in the second quarter short-term incentive plan. Mr. Neal’s third quarter earned incentive was increased by 50%.
(10)	This award was granted upon Mr. Neal’s joining the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding outstanding stock options awards held by our NEOs at December 31, 2009. No restricted stock or performance unit awards were outstanding for our NEOs at December 31, 2009.

	Option Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date(1)
			Exercisable	Unexercisable
Edward J. Bramson	—		—	—	—	—

Kenneth L. Fish	06/20/05	(2)	10,000	—	$27.72	06/20/12
	01/29/06	(2)	4,875	1,625	15.15	01/29/13
	01/28/07	(2)	3,250	3,250	16.10	01/28/14
	12/03/07	(2)	5,000	5,000	5.75	12/03/14
	02/25/08	(4)	9,000	9,000	4.15	02/25/15
	11/24/08	(5)	—	75,000	2.37	11/24/15

Wayne M. Bolio	07/15/03	(2)	1,500	—	10.39	07/15/13
	02/04/04	(3)	28,000	—	14.25	02/04/14
	06/07/04	(3)	25,000	—	15.66	06/07/14
	01/29/06	(2)	7,875	2,625	15.15	01/29/13
	01/28/07	(2)	6,000	6,000	16.10	01/28/14
	02/25/08	(2)	4,500	13,500	4.15	02/25/15
	02/25/08	(4)	9,000	9,000	4.15	02/25/15

Deborah H. Marsh	03/15/07	(2)	6,000	6,000	16.41	03/15/14
	02/25/08	(2)	4,500	13,500	4.15	02/25/15
	02/25/08	(4)	9,000	9,000	4.15	02/25/15

Ryan A. Neal	05/04/09	(2)	—	10,000	0.95	05/04/16

Sebastien R. Goulet(6)	05/06/08		50,000	—	4.57	03/10/10

Timothy J. Joyce(7)	09/17/07		37,500	—	8.28	05/15/10
	02/25/08		18,000	—	4.15	05/15/10

(1)	Options granted under the Company’s 2005 Long-Term Incentive Plan, adopted on June 6, 2005, generally expire seven years from the date of grant. Outstanding options granted to our NEOs under previous plans (granted prior to June 6, 2005) generally expire ten years from the date of grant.
(2)	Stock option awards vest in four equal annual installments, beginning the first anniversary of the grant date.
(3)	Stock option awards vest in five equal annual installments, beginning the first anniversary of the grant date.
(4)	Stock option awards vest in two equal annual installments, beginning the first anniversary of the grant date.
(5)	The grant vests as to 25% of the total shares on each of the second and third anniversaries of the date of grant, and as to the remaining 50% of the total shares on the fourth anniversary of the date of grant.
(6)	Pursuant to the terms of his separation agreement, Mr. Goulet’s vested stock options, as of his termination date, can be exercised until March 10, 2010, at which time they expire.
(7)	Pursuant to the terms of his separation agreement, Mr. Joyce’s stock options which would have vested in 2009 or 2010 but for his termination of employment, immediately vested on May 15, 2009. Mr. Joyce may exercise any vested options through May 15, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the number of shares acquired upon the vesting of restricted stock by our NEOs in 2009. No stock options were exercised by our NEOs in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Edward J. Bramson	—	$—
Kenneth L. Fish	5,900	11,741
Wayne M. Bolio	9,300	18,507
Deborah H. Marsh	8,000	15,920
Ryan A. Neal	—	—
Sebastien R. Goulet	—	—
Timothy J. Joyce	—	—

(1)	The value realized upon the vesting of the restricted stock reflects the closing market price of our common stock on the date of vesting. The value realized was determined without considering any taxes and commissions that were owed upon vesting.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The following table sets forth certain information regarding amounts potentially payable to our NEOs, including amounts being paid to former NEOs pursuant to the termination provisions of their employment or separation agreements, as applicable:

Name	Salary Continuation or Severance(1)		Pro-rated Bonus		Benefits or Perquisites(2)	Value of Stock
Edward J. Bramson	$—		$—		$—	$—
Kenneth L. Fish	122,500	(3)	—		4,890	—
Wayne M. Bolio	116,844	(3)	—		4,890	—
Deborah H. Marsh	200,000	(3)	—		9,780	—
Ryan A. Neal	225,000	(3)	—		—	—
Sebastien R. Goulet	247,500	(4)	45,916	(5)	8,659	—
Timothy J. Joyce	285,000	(4)	200,651	(6)	9,780	58,898	(7)

(1)	Each of our NEOs is employed “at-will,” meaning employment may be terminated by either party with or without cause. Except for Mr. Bramson (who is not a party to an employment agreement with the Company), upon termination of employment by the Company without “cause” or, with respect to Mr. Fish, Mr. Bolio and Ms. Marsh, for “good reason,” (in each instance, as such terms are defined in the NEO’s employment agreement), the Company may be obligated to pay separation benefits to the NEOs as indicated above. Separation benefits for the NEOs include continued payments of the individual’s base salary, paid biweekly according to the Company’s normal payroll schedule, as follows: twelve months for Mr. Joyce, Ms. Marsh and Mr. Neal (during Mr. Neal’s first twelve months employment and then severance period declines to six months thereafter), nine months for Mr. Goulet and six months for Mr. Bolio and Mr. Fish. For Mr. Fish, Mr. Bolio, Ms. Marsh, Mr. Goulet and Mr. Joyce severance payments may cease or be reduced in the event the executive obtains subsequent employment, within the salary continuation period, at a salary equal to or greater than their initial salaries with the Company. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A.
(2)	Each of our NEOs, other than Mr. Bramson and Mr. Neal, are entitled to continued health benefits for themselves and their covered dependents, at active-employee premium rates, during the period in which they are entitled to severance payments.

(3)	Figures reflect estimated amounts that may be paid under each executive’s employment agreement assuming termination occurred on December 31, 2009.
(4)	Figures reflect actual amounts paid or to be paid in conjunction with the termination of the NEO’s employment with the Company in 2009.
(5)	Pursuant to the terms of his separation agreement, Mr. Goulet will receive his pro rated target bonus payment for the fourth quarter of 2009 in accordance with the provisions of the short-term incentive plan and dependent on the Company successfully meeting any quarterly corporate objectives established under the Plan for eligible, active executive employees.
(6)	Pursuant to the terms of his separation agreement, Mr. Joyce will receive his pro rata target bonus payment for the second, third and fourth quarters of 2009 in accordance with the provisions of the Turnaround Bonus Plan and dependent on the Company successfully meeting any quarterly corporate objectives established under the Plan for eligible, active executive employees.
(7)	Pursuant to his separation agreement, stock options granted to Mr. Joyce that would have vested in 2009 and 2010 immediately vest upon termination of employment. All vested options that are not exercised will expire on May 15, 2010. The amounts reflected in the table represent the additional expense recognized by the Company as a result of the accelerated vesting of certain stock options, in accordance with ASC Topic 718.

DIRECTOR COMPENSATION

Nautilus has established a Director Compensation Program which provides for the payment of annual retainers and meeting fees, and the award of initial and annual equity grants, to non-employee members of the Company’s Board of Directors.

Annual Retainer Under the Director Compensation Program, as approved by the Board on June 3, 2008, each non-employee director receives an annual retainer of $35,000 and a fee of $1,500 for attendance at each Board meeting. Each director serving on a Committee of the Board of Directors receives an additional meeting fee of $1,500. The Chair of the Audit Committee and the Lead Independent Director each receive an additional annual retainer of $10,000, while the Chairs of the Compensation Committee and the Nominating & Corporate Governance Committee each receive an additional annual retainer of $5,000.

Initial Equity Grant The Director Compensation Program provides that, upon initial election to the Board, each non-employee director will be granted an option to purchase 10,000 shares of our common stock.

Annual Equity Grant The Director Compensation Program also provides that, upon reelection to the Board, each non-employee director receives a stock option to purchase an additional 10,000 shares of our common stock.

Stock options granted under the Director Compensation Program have an exercise price equal to the NYSE market closing price of our common stock on the last business day preceding the date of the award. Such stock options vest ratably over four years.

On May 21, 2009, our Board of Directors granted to each non-employee director a stock option representing the rights to purchase 10,000 shares of our common stock at an exercise price of $1.68 per share. Messrs. Bramson and Eastman declined to participate in the award as they have elected to forego director compensation. Directors who are Company employees receive no additional or special remuneration for serving as directors.

2009 Directors Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Edward J. Bramson	**	**	**
Craig L. McKibben(2)	**	**	**
Ronald P. Badie(3)	$76,500	$10,485	$86,985
Richard A. Horn(4)	88,000	10,485	98,485
Marvin G. Siegert(3)	75,000	10,485	85,485
Michael A. Stein(4)	86,500	10,485	96,985
Gerard L. Eastman(5)	**	**	**

**	Messrs. Bramson, McKibben and Eastman have declined to receive director compensation.
(1)	The amounts reflect the aggregate grant date fair value of stock options granted during 2009 as calculated in accordance with ASC Topic 718.
(2)	Mr. McKibben was appointed to the Board of Directors on December 18, 2009 with an effective date of December 31, 2009.
(3)	As of December 31, 2009, Messrs. Badie and Siegert each held outstanding stock option awards representing the right to purchase 45,000 shares of the Company’s common stock.
(4)	As of December 31, 2009, Messrs. Horn and Stein each held outstanding stock option awards representing the right to purchase 30,000 shares of the Company’s common stock.
(5)	Mr. Eastman resigned as a member of the Board of Directors effective December 31, 2009.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return of our common stock with the cumulative total return of the NYSE Composite Index, the S&P SmallCap 600 Index, and the NASDAQ, for the period commencing December 31, 2004 and ending on December 31, 2009. The S&P SmallCap 600 Index was chosen because we do not believe we can reasonably identify an industry index or specific peer issuer that would offer a meaningful comparison. The S&P SmallCap 600 Index represents a broad-based index of companies with similar market capitalization. Our common stock was added to the S&P SmallCap 600 Index on March 19, 2003.

The graph assumes $100 was invested, on December 31, 2004, in our common stock and each index presented. The comparisons in the table below are not intended to forecast or be indicative of future performance of our common stock.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS *

Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the New York Stock Exchange (NYSE) relating to audit committees. The Board of Directors has determined that all Audit Committee members qualify as “audit committee financial experts” under the regulations of the SEC. Although all members of our Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and the Board of Directors has determined that each of them qualifies as an “audit committee financial expert,” members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

The Audit Committee oversees Nautilus, Inc.’s financial reporting process on behalf of the Board and operates under a written charter, approved by the Audit Committee and ratified by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. Management is responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Nautilus, Inc.’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. The audit committee has received the written disclosures and the letter from the independent accountant required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. In addition, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting for the year ended December 31, 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. The Audit Committee has determined that provision by Deloitte & Touche LLP of other non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Respectfully Submitted,

Marvin G. Siegert, Chairman

Richard A. Horn

Michael A. Stein

* The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this Proxy Statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act (together the “Acts”), except to the extent the Company specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF REGISTERED INDEPENDENT PUBLIC

ACCOUNTING FIRM FOR 2010

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affililiates (collectively, “Deloitte & Touche”) as our registered independent public accounting firm to audit our consolidated financial statements for the year ended December 31, 2010. Although we are not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance to do so. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

We employed Deloitte & Touche as our registered independent public accounting firm during 2009. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in their report. A representative of Deloitte & Touche is expected to be present at the annual meeting. The representative will be given the opportunity to make a statement on behalf of Deloitte & Touche if the representative so desires, and the representative will be available to respond to appropriate stockholder questions.

We understand the need for Deloitte & Touche to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Deloitte & Touche, our Audit Committee has restricted the non-audit services that Deloitte & Touche may provide. These determinations are among the key practices adopted by the Audit Committee in its “Policies and Procedures for the Approval of Audit and Non-audit Services Provided by the Independent Auditor,” effective April 2003.

Under these policies, with Audit Committee pre-approval, the Company may use Deloitte & Touche for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that the Company requests Deloitte & Touche to undertake to provide assurances on matters not required by laws or regulations.

The aggregate fees and expenses billed for professional services rendered by Deloitte & Touche for the years ended December 31, 2009 and 2008 were as follows:

Type of Fees	2009	2008
Audit Fees	$1,170,000	$1,551,000
Tax Fees	233,000	126,000
All Other Fees	35,000	28,000

Total	$1,438,000	$1,705,000

“Audit fees” are fees we paid Deloitte & Touche for professional services for the audit of our consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including the audit required by Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 audit requirements did not apply for the year ended December 31, 2009 due to our status as a Smaller Reporting Company.

“Tax fees” are fees for tax compliance, tax advice and tax planning.

“All other fees” are fees billed by Deloitte & Touche for any services not included in the first three categories, including fees for services related to employee benefit plan audits.

All of the services performed by Deloitte & Touche LLP in 2009 and 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services that the independent auditors may perform. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, subject to formal approval by the Committee at the next regularly scheduled meeting.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s registered independent public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any other matters that may come before the annual meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the annual meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting of Stockholders, a copy of our Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission for our fiscal year ended December 31, 2009. Written requests should be mailed to the Secretary, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

Wayne M. Bolio

Senior Vice President Law, General Counsel and Secretary

Vancouver, Washington

April 12, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Edward J. Bramson	☐	☐	02 - Ronald P. Badie	☐	☐	03 - Richard A. Horn	☐	☐

	04 - Craig L. McKibben	☐	☐	05 - Marvin G. Siegert	☐	☐	06 - Michael A. Stein	☐	☐

For Against Abstain
2. Ratification of selection of Deloitte & Touche LLP as Registered Independent Public Accounting Firm.	☐ ☐ ☐

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting and proxy statement are available at http://nautilus.com/proxy.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Nautilus, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 2010

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 12, 2010, and names, constitutes and appoints Edward J. Bramson and Wayne M. Bolio, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Nautilus, Inc., to be held at 11:00 a.m. PDT on May 25, 2010, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on April 9, 2010, with all the powers that the undersigned would possess if personally present.

Our Board of Directors is soliciting this proxy. If no specific direction is given as to the items stated on the reverse side, this proxy will be voted FOR the nominees named in Proposal 1 and FOR Proposal 2.

The shareholder signed on the reverse side reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our corporate offices at 16400 SE Nautilus Drive, Vancouver, Washington 98683, prior to the annual meeting. The power of the proxy holders shall also be suspended if the shareholder signed above appears at the annual meeting and elects in writing to vote in person.

(Items to be voted appear on reverse side.)